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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS

         Kraft, Berger, Grill, Schwartz, Cohen & March LLP consents to the reference to Daugherty Resources firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Daugherty Resources, Inc. for the registration of 1,947,990 shares of its Common Stock and to the incorporation by reference therein of our report on the consolidated financial statements of Daugherty Resources, Inc. dated March 23, 2003 included in the Annual Report on Form 10-KSB of Daugherty Resources, Inc. for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.



            By: /s/ KRAFT, BERGER, GRILL, SCHWARTZ, COHEN & MARCH LLP
                -----------------------------------------------------
               KRAFT, BERGER, GRILL, SCHWARTZ , COHEN & MARCH LLP


Toronto, Ontario
January 12, 2004